Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 and the Application for Conversion on Form AC of our report dated March 28, 2016, relating to the consolidated balance sheets of Alamogordo Financial Corp. as of December 31, 2015 and 2014 and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2015, for the six months ended December 31, 2014, and the fiscal years ended June 30, 2014 and 2013. We also consent to the references to us under the heading “Experts” in such Registration Statement and Application for Conversion.

Briggs & Veselka Co.
Houston, Texas

July 26, 2016

H O U S T O N  O F F I C E   713.667.9147 Tel. ■ 713.667.1697 Fax

Nine Greenway Plaza, Suite 1700 ■ Houston, Texas 77046 ■ www.bvccpa.com

Member of the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants